Exhibit 5.1

Connect Biopharma Holdings Limited

3580 Carmel Mountain Road, Suite 200

San Diego, California 92130

United States of America

10 June 2025

Dear Sir or Madam

Connect Biopharma Holdings Limited

We have acted as Cayman Islands legal advisers to Connect Biopharma Holdings Limited (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, to date of the Company’s registration statement on Form F-3 dated 10 June 2025, including all amendments or supplements thereto (the “Registration Statement”) relating to the registration of up to US$300,000,000 in the aggregate of the following securities to be issued and sold by the Company from time to time in one or more offerings (the “Securities”):

(a)	certain ordinary shares of a par value of US$0.000174 each of the Company (“Ordinary Shares”), including in the form of American depositary shares (the “ADSs”), each representing one Ordinary Share;

(b)	certain preferred shares of a par value of US$0.000174 each of the Company (the “Preferred Shares”);

(c)

debt securities of the Company, which may include debt securities exchangeable for or convertible into Ordinary Shares (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

(d)

warrants to purchase Ordinary Shares (the “Warrants”), to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”);

(e)

purchase contracts for the purchase or sale of Ordinary Shares, ADSs, Preferred Shares or Debt Securities (the “Purchase Contracts”) to be issued under purchase contracts to be entered into between the Company and the purchaser of such Purchase Contracts (the “Purchase Contracts Agreements”); and

(f)

units consisting of one or more of the Securities in any combination (the “Units”), to be issued under unit agreements to be entered into between the Company and a unit agent for such Units (the “Unit Agreements”).

We have also acted as Cayman Islands legal advisers to the Company in connection with the issuance and sale by the Company of up to US$150,000,000 ADSs (the “Placement ADSs”) each representing one Ordinary Share, pursuant to the Sales Agreement (as defined below) (the “Offering”).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 20 November 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2

The Fifth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 12 March 2021 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Ordinary Shares on 23 March 2021 (the “Memorandum and Articles”).

1.3	A certified extract of the minutes of the meeting of the board of directors of the Company held on 24 April 2025 (the “Directors’ Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 9 June 2025 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The prospectus included in the Registration Statement, relating to the Securities to be issued from time to time by the Company (the “Base Prospectus”).

1.8

The sales agreement prospectus which will be included as part of the Registration Statement at the time it becomes effective, which sales agreement prospectus specifically relates to the Placement ADSs to be issued from time to time pursuant to the Sales Agreement (the “Sales Agreement Prospectus”).

1.9	The Sales Agreement dated 15 April 2022, as amended on 10 June 2025 between the Company and Cantor Fitzgerald & Co. (the “Sales Agreement”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Warrant Agreements, Indentures, the Purchase Contracts Agreements and Unit Agreements (together, the “Transaction Documents”), and the Securities (other than the Ordinary Shares and Preferred Shares), have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2

The Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3

The choice of the laws of the State of New York as the governing law of the Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) has been, or will be, made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares).

2.7

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from issuing the Ordinary Shares or the Preferred Shares or entering into and performing its obligations under the Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares).

2.8

No monies paid to or for the account of any party under the Transaction Documents or the Securities or any property received or disposed of by any party to the Transaction Documents or the Securities in each case in connection with the Transaction Documents or the Securities, or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.9

There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.3 of the opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.10	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than their par value.

2.11	The Company will have sufficient authorised capital to effect the issue of the Ordinary Shares and Preferred Shares at the time of issuance.

2.12	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.13	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

2.14

The Warrants, Debt Securities, Purchase Contracts, and Units will respectively be issued and authenticated or duly authorised, executed and delivered as required in accordance with the provisions of the Warrant Agreement, a duly authorised, executed and delivered Indenture, Purchase Contracts Agreement, and Unit Agreement (as the case may be).

2.15	The Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company is US$76,560 divided into (i) 400,000,000 Ordinary Shares of a par value of US$0.000174 each, and (ii) 40,000,000 Preferred Shares of a par value of US$0.000174 each, of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3

The issue and allotment of the Ordinary Shares represented by the Placement ADSs have been duly authorised and when allotted, issued and paid for as contemplated in the Sales Agreement and entered in the register of members (shareholders) of the Company, such Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4

With respect to the remaining Ordinary Shares registered pursuant to the Registration Statement, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the register of members (shareholders) of the Company; and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, such Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.5

With respect to the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the register of members (shareholders) of the Company; and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Board, such Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.6

With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will be duly executed, issued and delivered.

3.7

With respect to each issue of the Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder in accordance with all relevant laws; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, such Warrants will be duly authorised, legal and binding obligations of the Company.

3.8

With respect to each issue of the Purchase Contracts, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Purchase Contracts and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Purchase Contracts Agreement relating to the Purchase Contracts and the Purchase Contracts shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Purchase Contracts issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Purchase Contracts Agreement relating to such issue of Purchase Contracts and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Purchase Contracts issued pursuant to the Purchase Contracts Agreement will have been duly executed, issued and delivered.

3.9

With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

The obligations assumed by the Company under the Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)

the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)

the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)

we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)

enforcement or performance of any provision in the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (“BOT Act”).

4.3

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares).

4.4

We have not reviewed the final form of any of the Warrant Agreements or the Warrants to be issued thereunder, the Indentures or the Debt Securities to be issued thereunder, the Purchase Contracts Agreements or the Purchase Contracts to be issued thereunder, or the Unit Agreements or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.5

We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) and enforce the remainder of the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares), or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6

Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7

In this opinion the phrase “non-assessable” means, with respect to the issuance of shares in the Company, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.8	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the Base Prospectus and Sales Agreement Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents or Securities and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

10 June 2025

To:	Maples and Calder (Hong Kong) LLP (“Maples”)

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Maples:

Connect Biopharma Holdings Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2

The Directors’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The authorised share capital of the Company is US$76,560 divided into (i) 400,000,000 Ordinary Shares of a par value of US$0.000174 each, and (ii) 40,000,000 Preferred Shares of a par value of US$0.000174 each, of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

4

The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from allotting and issuing the Ordinary Shares or otherwise performing its obligations under the Offering or the Registration Statement.

5	The directors of the Company at the date of the Directors’ Resolutions and at the date of this certificate were and are as follows:

Kleanthis G. Xanthopoulos, Ph.D.

Kan Chen, Ph.D.

James Z. Huang, MBA

Jean Liu, J.D.

Barry D. Quart, Pharm.D.

Karen J. Wilson, CPA

6

The transactions contemplated by the Registration Statement, the Prospectus, the Sales Agreement Prospectus and the Sales Agreement will be of commercial benefit to the Company and I have acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

7

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company, and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

[signature page follows]

Signature:	/s/ Barry D. Quart
Name:	Barry D. Quart, Pharm.D.
Title:	Director